EXHIBIT 10.13



                            MANAGED NETWORK AGREEMENT

         This Managed Network Agreement is effective as of the last date signed below- by and between Sprint Communications Company L.P., with offices at 13221 Woodland Park Road, Herndon, Virginia 22071, and Bridge Data Company, with offices at 717 Office Parkway, St. Louis, Missouri 63141.

         WHEREAS, Sprint wishes to provide Managed Network products and services and related support to Bridge, and Bridge wishes to purchase such products and services from Sprint; and

         WHEREAS, the parties have agreed to enter into a Managed Network Agreement by and between them dated as of the last date signed below (the "Agreement").

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Scope.

         Bridge agrees to order, and Sprint hereby agrees to provide certain Products and Services at Installation Sites to be designated by Bridge. Sprint shall install, manage and maintain the Products and Services at each Installation Site in accordance with the terms of this Agreement, including the Performance Specifications. The scope of work to be performed by Sprint under this Agreement shall be as set forth in Attachment A. Subject to Section 9 below (Minimum Commitment), the fact that a Product or Service is described herein does not obligate Bridge to purchase such Product or Service from Sprint under this Agreement.

2.       Contract Documents and Definitions.

         (a) The Agreement shall consist of this Managed Network Agreement by and between Bridge and Sprint, including all attachments referenced in and appended to this Agreement and made a part hereof (the "Attachments"). This Agreement shall be interpreted wherever possible to avoid conflict between the Sections hereof and the Attachments, provided that if such a conflict shall arise, the Sections of this Agreement shall control. The Attachments are:

                  Attachment A        Scope of Work
                  Attachment B        Rates and Charges
                  Attachment C        Site Preparation Requirements
                  Attachment D        Installation, Management and Maintenance
                                      Services
                  Attachment E        Performance Specifications

Bridge/Sprint Confidential               -1-                    January 30, 1995
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         (b) Whenever used in this Agreement, the words and phrases listed below shall have the meanings given below, and all defined terms shall include the plural as well as the singular. Unless otherwise stated, the words "herein," "hereunder" and other similar words refer to this Agreement as a whole and not to any particular Section or other subdivision. The words "include" and "including" shall not be construed as terms of limitation.

         "Affiliate" of a party means the party, any entity that is directly or indirectly controlling, controlled by or under common control with the party, and the directors, officers employees and agents of all of them, when acting in their corporate capacity.

         "Bridge" means Bridge Data Company and those of its Affiliates purchasing Products and Services from Sprint hereunder.

         "Chronic Service Interruption" means an "Interruption" as defined below which occurs three (3) or more times, each incident lasting thirty (30) or more minutes within three (3) consecutive calendar weeks.

         "Confidential Information" means all information concerning the business of Bridge, Sprint or any third party doing business with either of them that may be obtained from any source by Sprint by virtue of its performance under this Agreement or by Bridge by virtue of its use of the Products and Services. Such information shall also include the terms of this Agreement (and negotiations and proposals from one party to the other related directly thereto), network designs and design recommendations, tools and programs, pricing, methods, processes, financial data, software, research, development, strategic plans or related information. All such information disclosed prior to the execution of this Agreement shall also be considered Confidential Information for purposes of this Agreement. The network design and configuration of the Products and Services purchased hereunder, shall be deemed Bridge Confidential Information, and shall not be deemed Sprint Confidential Information. Confidential Information shall not include information that: (a) is already rightfully known by the receiving person at the time it is obtained by such person, free from any obligation to keep such information confidential; (b) is or becomes publicly known through no wrongful act of the receiving person;
(c) is rightfully received by the receiving person from third party without restriction and without breach of this Agreement.

         "Equipment" means all items of equipment leased or purchased by Bridge from Sprint and used to enable Bridge to utilize the Products and Services provided hereunder.

         "Installation Site" means any location for which Bridge orders Products or Services. The Installation Sites may be changed by Bridge from time to time on reasonable notice pursuant to Section 7. If Bridge changes the location of an

Bridge/Sprint Confidential               -2-                    January 30, 1995

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Installation  Site  prior to the  actual  installation,  Bridge  will not  incur additional charges if notice of the change is received by Sprint within ten (10) days of the date of the order.

         "Interruption" means an event resulting from the failure of the Products and Services which prevents utilization of a Sprint-provided circuit line, trunk or service. Scheduled maintenance downtime is not considered an Interruption as long as Sprint provides sufficient notice. An Interruption begins when Sprint is notified or becomes aware of the failure, whichever first occurs. An Interruption continues until the Products and/or Services are repaired or restored.

         "Products and Services" means the equipment, facilities, programming, software and related services provided by Sprint to Bridge hereunder, which collectively constitute a fully managed network of Working Systems. The Products and Services include Sprint Frame Relay Service but do not include special access lines that may be used by Bridge in connection with the Products and Services.

         "Performance   Specifications"   means  the   standards   contained  in
Attachment E hereto which may be modified by the mutual agreement of the parties.

         "Sprint" means Sprint Communications Company L.P. and those of its Affiliates providing Products and Services to Bridge hereunder.

         "Working System" means a Bridge Installation Site at which the installation of the Products and Services has been accepted by Bridge pursuant to Section 10.

3.       Term and Extensions.

         (a) The initial term of this Agreement shall be three (3) years, commencing on the last date shown on the signature page (Effective Date), and shall continue in full force and effect unless terminated in accordance with its provisions.

         (b) Bridge shall have the right to extend the term of this Agreement for up to two (2) successive one (1) year periods. Bridge must exercise its renewal right by providing Sprint thirty (30) days' advance written notice of Bridge's intent to extend.

4.       Termination by Bridge.

         Bridge shall have the right to terminate this Agreement:

         (a) with no liability to Sprint other than for charges (less any applicable credits) for Product and Services provided prior to such termination, if:

Bridge/Sprint Confidential               -3-                    January 30, 1995

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                  (i) Bridge provides ten (10) days written notice of its intent to terminate in the event the performance of the managed network falls below that specified and calculated in accordance with Attachment E "Performance
Specifications" and Sprint is unable to cure such failure within sixty (60) days;

                  (ii) Bridge provides ten (10) days written notice of its intent to terminate in the event Sprint fails to perform or comply with or violates any material warranty, term, condition or obligation of this Agreement, or any material representation, warranty, certification or statement made by Sprint in this Agreement shall prove to have been incorrect or misleading in any material respect when made;

                  (iii) Bridge replaces the Products and Services provided hereunder with other Sprint services, provided that Bridge takes such replacement services under agreements that provide for term and volume commitments equivalent to those provided hereunder; or

                  (iv) Bridge provides ten (10) days written notice of its intent to terminate in the event Sprint becomes the subject of a voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceeding; makes an assignment for the benefit of creditors; admits in writing its inability to pay debts when due, or fails within ten (10) days after receipt of written notice to remedy any breach of this Agreement.

                  (v) During month twelve (12) of the contract, Bridge provides sixty (60) days written notice of its intent to terminate because of a change in Bridge ownership control. The phrase "Bridge ownership control" shall mean (i) any merger or consolidation of Bridge Information Systems, Inc. with any other person or entity, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one (1) or a series of transactions, of fifty percent (50%) or more of Bridge Information Systems, Inc.'s assets (measured by the fair market value of all the assets of Bridge Information Systems, Inc.), or (iii) any acquisition of fifty percent (50%) or more of the combined voting power of Bridge Information Systems, Inc.'s common stock by any person or entity. In the event Bridge exercises this option, Sprint will continue to provide service in accordance with the terms, conditions and rates herein for a period of up to three (3) months after the effective date of termination. If Products and Services have not completely transitioned from Sprint after three (3) months, Sprint will provide Products and Services at Sprint's then current tariff or list rates. Sprint will cooperate with Bridge or its successor until services are completely migrated to another carrier.

         (b) with liability to Sprint for Products and Services provided prior to such termination, plus an amount equal to fifty percent (50%) of the monthly price for the Products and Services terminated for the unexpired portion of the term of this

Bridge/Sprint Confidential               -4-                    January 30, 1995

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Agreement.  Bridge must provide  Sprint  thirty (30) days written  notice of its intent to terminate.

5.       Partial Termination.

         (a) Independent of Bridge's other rights to terminate this Agreement, Bridge may

                  (i) terminate any or all Products and Services at any Installation Site at which there is a Chronic Service Interruption affecting Products and Services that collectively account for twenty-five (25%) or more of Bridge's total payments for all Products and Services at such Installation Site;

                  (ii) terminate at all Installation Sites any specific Product or Service subject to a Chronic Service Interruption if such Product or Service accounts for twenty-five percent (25%) or more of Bridge's total payments for all Products and Services;

                  (iii)  terminate  any  Product or Service  when  permitted  by
Section 18(c) or 21(b).

         (b) The Minimum Commitment shall be reduced to reflect the termination of any Products or Services under this Section.

6.       Termination by Sprint.

         Sprint shall have the right to terminate this Agreement if:

         (a) Bridge fails to pay any invoice that is not the subject of a bona fide dispute within thirty (30) days of the date such payment is due and Sprint provides Bridge with written notice thereof, provided that Bridge shall have ten
(10) days from the time it receives notice from Sprint of nonpayment to cure any such default;

         (b) Bridge fails to perform or comply with or violates any other material covenant, condition or obligation under this Agreement or any material representation of Bridge shall prove to have been incorrect or misleading in any material respect when made; or

         (c) Bridge becomes the subject of a voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceeding; makes an assignment for the benefit of creditors; admits in writing its inability to pay debts when due, or fails within ten (10) days after receipt of written notice to remedy any breach of this Agreement.

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7.       Rates and Charges.

         For the term of this Agreement, Sprint shall charge Bridge the rates and charges for the Products and Services set forth in Attachment B. The move or relocation of an Installation Site shall be treated as a new installation for all purposes under Attachment B. Any additional charges shall be mutually agreed upon by the parties.

8.       Invoices.

         (a) Products and Services shall be billed monthly in advance, beginning when the Products and Services to which the charges apply have been installed and have been accepted by Bridge pursuant to Section 10. All items on an invoice not the subject of a bona fide dispute shall be payable by Bridge in U.S. currency within thirty (30) days from the date of receipt of the invoice. All amounts not in dispute are subject to interest charges of 1 3/4 percent that will accrue daily on all amounts not paid within thirty (30) days of the date of receipt of the invoice.

         (b) Bridge shall pay sales, use, federal excise, utility, gross receipt, state and local surcharges, and similar taxes lawfully levied by a duly constituted taxing authority against or upon the Products and Services. In the alternative, Bridge shall provide Sprint with a certificate evidencing Bridge's exemption from payment of or liability for such taxes. All other taxes, including any ad valorem, income, franchise, privilege, value added or occupational taxes of Sprint's shall be paid by Sprint.

         (c) Bona fide disputes concerning invoices shall be referred to the parties' respective Contract Managers for resolution. If they cannot resolve a dispute within a reasonable time, the matter shall be escalated to the parties' representatives for resolution. Any amount to which Bridge is entitled as a result of the resolution of a billing dispute shall be credited promptly.

         (d) In the event that Customer is seriously delinquent in payment of non-disputed charges, then Sprint reserves the right to require a security deposit from Bridge prior to continuing the provision of existing services or allowing the provisioning of additional services.

9.       Minimum Commitment.

         Bridge agrees to install a minimum of two hundred (200) Installation Sites in the first year of the Agreement term, and an additional 280 Installation Sites in the second year of the Agreement term. Thereafter, Bridge agrees to maintain a minimum of 480 Installation Sites for the remainder of the term of the Agreement. This minimum commitment shall consist of a 60 site minimum for each pair of routers Sprint installs in a distribution site location.

Bridge/Sprint Confidential               -6-                    January 30, 1995

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         If Bridge is not meeting the minimum number of Installation Sites per a particular distribution area, Bridge shall realign the remaining distribution area Installation sites to another distribution area. After month 24 of the contract, if the total number of Installation Sites falls below 480, Bridge shall not be eligible to receive the discounted pricing set forth in Attachment B of this Agreement.

10.      Acceptance.

         (a) Upon the installation of Products and Services at any Installation Site, Sprint shall conduct appropriate tests to establish that it performs in accordance with mutually agreed upon Acceptance Criteria and shall promptly inform Bridge of such test results. If test results show that Products and/or Services are performing in accordance with the Performance Specification, Bridge shall accept the Product or Service at an Installation Site within twenty-one
(21) days of receipt of Sprint's test results. If Bridge does not notify Sprint of its acceptance within that period, the Product or Service shall be deemed to be accepted by Bridge on the last day of that period. Sprint may invoice Bridge for such Product or Service effective the day after its acceptance under this Subsection.

         (b) If Sprint's tests establish that a newly installed Product or Service does not perform in accordance with the mutually agreed upon Acceptance Criteria, or Bridge reports to Sprint within the acceptance period specified in Subsection (a) that it does not perform in accordance with the mutually agreed upon Acceptance Criteria, Sprint shall immediately and diligently exert best efforts to bring it into compliance. Sprint shall not bill Bridge for such Product or Service until its acceptance by Bridge.

         (c) Upon repair or restoration of Products and Service at any Installation Site, Sprint shall conduct appropriate tests to establish that it performs in accordance with mutually agreed upon Acceptance Criteria and shall promptly inform Bridge of such test results.

11.      Network Optimization.

         (a) Sprint shall assist Bridge in optimizing the efficiency and cost-effectiveness of the Products and Services in general and at each Installment Site. Sprint shall, at a cost to be mutually negotiated, implement upgrades to maximize the efficiency of the Products and Services at such Installation Sites. In the event an upgrade is required to enable Sprint to meet its Performance Specifications, this upgrade shall be implemented at no additional cost to Bridge.

         (b) In cooperation with Bridge, Sprint shall review the design and configuration of the Products and Services whenever Bridge's traffic materially changes (e.g., upon the acquisition, divestiture or cessation of business operations) or new or different products or services become Products and Services hereunder. In any event, such reviews will be conducted at least every ninety (90) days if so

Bridge/Sprint Confidential               -7-                    January 30, 1995
requested by Bridge. Sprint shall provide written recommendations to Bridge based upon such reviews.

12.      Equipment Lease/Purchase.

         Bridge may lease or purchase from Sprint or from one or more other vendors the equipment necessary to enable Bridge to utilize the Products and Services provided hereunder, provided that Bridge must purchase or lease from Sprint the equipment required for the minimum number of sites specified in
Section 9. If Bridge chooses to lease or purchase such equipment from Sprint, the parties shall execute a separate agreement for that purpose.

13.      Maintenance Support.

         Sprint shall provide maintenance service at each Installation Site in accordance with the terms of Attachment D commencing upon Bridge's acceptance of the Products and Services at such Installation Site and continuing until the earlier of (a) the termination of all Products and Services at such Installation Site or (b) the termination or expiration of this Agreement.

14.      Access Management.

         (a) Sprint shall order and manage on Bridge's behalf access services for use in connection with the Products and Services. Sprint shall utilize Teleport Communications Group ("TCG") for access services where available. Rates shall be Sprint Tariff 8 less fifteen percent (15%), with Access Channel Fees ("ACF") and Central Office Connection ("COC") charges waived. Sprint will review access rates annually. Sprint will only pass through to Bridge any decreases in Tariff 8 rates, but shall not pass through any increases. For rates that have decreased, Sprint will reprice at the then current Tariff 8 rates less 15%. Once the SIA Local Access Services contract is signed, Bridge may take advantage of the SIA pricing if TCG provides the access. However, Bridge may use access pricing from only one contract, i.e., either this contract or the SIA Local Access Services contract. If SIA access pricing is selected, non-SIA sites will be charged at current Sprint Tariff 8 rates and ACF and COC shall be waived. (Bridge shall also have the option of choosing Sprint's Coordinated Vendor Billed Access ("SCVBA") service at the price specified in Attachment B. If Bridge selects this option, Sprint act's as Bridge's agent to order, test and install access services, but the access provider bills Bridge directly.)

         (b) Bridge shall supply Sprint with letters of agency to permit Sprint to act on Bridge's behalf for purposes of ordering and managing access services. The access provider will invoice Sprint, and Sprint will invoice Bridge for access services.

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         (c) Sprint shall use due care to (i) monitor, direct and supervise such access provider's performance (including conducting fault isolation); (ii) enforce any warranties and other assurances of performance obtained from it by Sprint pursuant to tariff or otherwise; or (iii) report promptly to Bridge any actual or threatened failure of performance by such access provider that does or could reasonably be expected to affect adversely in any material respect Sprint's ability to provide any Product or Service in conformity with the requirements of this Agreement.

15.      Rights and Obligations of Bridge.

         (a) Contract Manager. Bridge shall assign a representative to serve as Sprint's point-of-contact for all matters concerning its performance under this Agreement.

         (b) Site Preparation. Bridge shall, at its own expense, provide all necessary preparations of each Installation Site in accordance with Attachment C, including inside wiring, demarc extension and rack mount accessories. Bridge shall ensure that Bridge-provided equipment is on site by the scheduled installation date. If Sprint is required to reschedule the installation of Bridge-provided equipment because it is not on site by the scheduled installation date, Bridge shall pay Sprint to redispatch installation personnel.

         (c)      Proper Use of Equipment.

                  (i) Bridge shall use any equipment provided by Sprint in connection with the Products and Services in accordance with its documentation, which documentation shall be provided by Sprint at no additional charge. Unless otherwise provided herein, Bridge shall surrender the equipment to Sprint upon the termination of this Agreement.

                  (ii) Bridge shall be liable for damages to the Products and Services caused by the negligence or willful acts or omissions of Bridge's officers, employees, agents or contractors; for the loss through theft or vandalism of the Products and Services at the Installation Sites; and for damages to Products and Services caused by the use of equipment or supplies not provided hereunder or otherwise authorized by Sprint.

                  (iii) Bridge shall neither permit nor assist others to use the Products and Services for any purposes other than that for which they are intended; fail to maintain a suitable environment as specified Sprint in the applicable schedule; or alter, tamper with, adjust or repair the Products and Services. Any such alteration, tampering, adjustment or repair by Bridge shall relieve Sprint from any liability or obligation hereunder (including any warranty or indemnity obligation) relating to the affected Products and Services, and Bridge shall be liable to Sprint for any documented direct costs incurred by Sprint as a result of such actions.

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         (d) Abuse or  Fraudulent  Use of Products  and  Services.  Bridge shall neither permit nor assist others to abuse or fraudulently use the Products and Services, including

                  (i)  obtaining  or   attempting  to  obtain   service  by  any
fraudulent means or device to avoid payment;

                  (ii) accessing, altering or destroying any information of another Sprint customer by any fraudulent means or device, or attempting to do so; or

                  (iii) using the Products and Services so as to interfere with the use of the Sprint network by other Sprint customers or authorized users in violation of the law or in support of any unlawful act.

16.      Rights and Obligations of Sprint.

         (a) Program Manager. Sprint shall assign a representative to serve as Bridge's point-of-contact for all matters concerning its performance under this Agreement.

         (b) Provision of the Products and Services. Sprint shall install, operate, maintain and manage the Products and Services at the Installation Site designated by Bridge in accordance with the Performance Specifications and other terms of this Agreement. Sprint shall install the cable that connects the Products and Services to Bridge servers at such Installation Sites to achieve a Working System. Bridge may at any time add, delete, relocate or, with Sprint's consent, modify any Product or Service. The installation interval for any addition or relocation shall be determined by agreement of the parties.

         (c)      Access and Security.

                  Sprint personnel shall have such access to Bridge's premises as is reasonably necessary to provide the Products and Services in accordance with this Agreement, provided that Sprint personnel shall comply at all times with Bridge's reasonable security requirements. Bridge shall have the right immediately to terminate the right of access of any Sprint personnel to any or all Installation Sites should Bridge determine in its sole discretion that such termination is in Bridge's best interest, provided that Bridge shall not exercise this right on grounds unrelated to job performance or in a manner that obliges Sprint to commit any unlawful act. Unless Sprint knew or should reasonably have known that particular Sprint personnel would be barred from an Installation Site, the time allowed for any installation, repair, maintenance, or similar action that such personnel were to perform shall be extended for the period reasonably required by Sprint to deploy substitute personnel, provided that Sprint shall use its best efforts to deploy such substitute personnel as quickly as possible. For purposes of this Subsection, any subcontractor or other agent of Sprint shall be treated as Sprint personnel.

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         (d)      Insurance.

                  (i) At all times during the term of this Agreement, Sprint shall maintain for itself, its officers, employees, agents, and representatives the following: (i) all insurance coverage required by federal and state law, including workers' compensation insurance; (ii) comprehensive general liability insurance with a combined limit of not less than $5,000,000 of coverage for bodily injury and property damage under a standard or excess policy, together with additional insurance required to cover claims, losses and liabilities hereunder; (iii) a fidelity bond covering Sprint, its officers and employees with a limit of not less than $5,000,000, underwritten by an insurer licensed to do business in the state of Missouri; and (iv) automobile liability insurance in the amount of not less than $1,000,000. Sprint's general liability insurance shall include coverage for claims brought against Sprint as a result of work performed by its subcontractors. The policy limits set forth in this Section shall in no way be construed as a limitation on Sprint's liability hereunder.

                  (ii) Sprint shall furnish to Bridge, upon written request, certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing the general liability and automobile liability insurance coverage referenced above, naming Bridge as an additional insured. Such certificates or other documentation shall include a provision whereby fifteen (15) days' prior written notice shall be provided to Bridge prior to coverage cancellation or other material alteration by either Sprint or the applicable insurer. Such cancellation or material alteration shall not relieve Sprint of its continuing obligation to maintain insurance coverage in accordance with this Subsection.

                  (iii) In lieu of all or part of the insurance coverage specified in Subsection (i), Sprint may self-insure with respect to any insurance coverage, except where expressly prohibited by law.

         (e)      Representations and Warranties.

                  (i) Sprint hereby warrants that the Products and Services, with the exception of the ISC Cards, will operate in accordance with the Performance Specifications upon the date installed and throughout the term of this Agreement. Sprint assumes no responsibility for the performance of the ISC Cards because Bridge is contracting directly with ISC for special development of the Cards. Sprint acknowledges that, in the event of the Interruption of any Product or Service, Bridge may suffer damages the amount of which cannot easily be determined.

                           (A) In the event that Sprint does not provide overall
network availability as defined in Attachment E, Sprint shall grant Bridge a credit (the "Credit Allowance") for the sites that cause Sprint's failure to meet the overall network availability.

Bridge/Sprint Confidential               -11-                   January 30, 1995

A separate availability calculation will be derived for those sites that are contributory to Sprint's failure to meet its network availability commitment. Credits will be applied to those sites in accordance with the following table:

         For Site Types A, B1, B2, C1, C2, if the service availability is:

             Greater than
             or equal to            and less than             the credit is
               99.95%                  --                          0%
               99.85%                  99.95%                      1%
               99.75%                  99.85%                      2%
               99.65%                  99.75%                      3%
               99.55%                  99.65%                      4%
               99.45%                  99.55%                      5%
               99.35%                  99.45%                      6%
               99.25%                  99.35%                      7%
               99.15%                  99.25%                      8%
               99.05%                  99.15%                      9%
               98.95%                  99.05%                     10%

         For Site Types D, E1, E2, if the service availability is:

             Greater than
             or equal to            and less than             the credit is
               99.91%                  --                          0%
               99.81%                  99.91%                      1%
               99.71%                  99.81%                      2%
               99.61%                  99.71%                      3%
               99.51%                  99.61%                      4%
               99.41%                  99.51%                      5%
               99.31%                  99.41%                      6%
               99.21%                  99.31%                      7%
               99.11%                  99.21%                      8%
               99.01%                  99.11%                      9%
               98.91%                  99.01%                     10%

No credit shall exceed 10% for any site.

                            (B) For any  Interruption  that the parties agree is
likely to last beyond ten (10) days, Bridge shall have the right in its sole discretion to subscribe to an alternative Sprint service to replace the affected Product or Service for the period of time that the Products and Services are interrupted. If Sprint cannot provide a suitable alternative service over its own facilities, Sprint shall obtain from other vendors or carriers the services or facilities necessary to provide substitute service to Bridge. If Bridge elects to obtain these alternative services through Sprint, Bridge shall pay the lesser of the rates and charges for the affected Product or Service or the charges incurred for the alternative service (including usage charges, if any). Sprint shall not charge Bridge to connect, commence or terminate any alternative service obtained under this Subsection.

Bridge/Sprint Confidential               -12-                   January 30, 1995

                            (C) Sprint shall not be liable for Credit Allowances
for an Interruption in connection with a Product or Service for which Bridge obtains alternative service under Subsection (B) after it begins using such alternative service.


                  (ii) Sprint hereby represents and warrants that the terms hereof do not conflict in any respect whatsoever with any Sprint tariff on file with the Federal Communications Commission or other regulatory body. If, during the term of this Agreement, Sprint shall file a contract specific tariff governing the Products and Services or any portion thereof, such tariff filing shall be consistent in all respects with the terms of this Agreement, and Sprint shall give Bridge ten (10) days' advance notice of making such a tariff filing and of filing any subsequent modifications thereto.

                  (iii)  THE  FOREGOING  WARRANTIES  ARE IN  LIEU  OF ALL  OTHER
WARRANTIES,   EXPRESS  OR  IMPLIED,   INCLUDING   THE  IMPLIED   WARRANTIES   OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

17.      Limitations on Liability.

         (a) Each party's liability to the other during the service term for all injuries other than those listed in Subsection (c) below shall not exceed one hundred thousand dollars ($100,000).

         (b) Neither party shall be liable to the other for indirect, incidental, consequential, exemplary, reliance or special damages, including damages for lost profits, regardless of the form of action whether in contract, indemnity, warranty, strict liability, or tort, including negligence of any kind with regard to the Products and Services or other conduct under this Agreement.

         (c) Nothing contained in this Section shall limit either party's liability to the other for (i) willful or intentional misconduct; or (ii) injury or death, or damage to tangible real or tangible personal property or the environment, when proximately caused by Sprint's or Bridge's negligence or that of their respective agents, subcontractors or employees. Nor shall anything contained in this Section limit Sprint's intellectual property indemnification obligations under Section 21.

18.      Equipment and Software Not Provided by Sprint.

         (a) Sprint shall not be responsible for the installation, operation or maintenance of equipment or software not provided under this Agreement; nor shall Sprint be responsible for the transmission or reception of information by equipment or software not provided hereunder. In the event that Bridge uses equipment or software not provided hereunder in a manner that impairs Bridge's use of the Products and Services, Bridge shall not be excused from payment for such use.

Bridge/Sprint Confidential               -13-                   January 30, 1995

Upon notice from Sprint that equipment or software not provided under this Agreement is causing or is likely to cause hazard, interference or service obstruction, Bridge shall eliminate the likelihood of such hazard, interference or service obstruction.

         (b) Notwithstanding the foregoing, Sprint shall, at no additional charge, provide all interface specifications for the Products and Services reasonably requested by Bridge. Sprint shall, upon the receipt of appropriate specifications from Bridge, inform Bridge of the compatibility with the Products and Services of any equipment or software that Bridge proposes to use in connection therewith; the effects, if any, of the use of such equipment or software on the quality, operating characteristics, and efficiency of the Products and Services; and the effects if any, of the Products and Services on the operating characteristics and efficiency of any such equipment or software.

         (c) If any material modification or reprovisioning of Sprint's network (including any modification of the software for which a license is provided hereunder) undertaken other than at Bridge's request (i) adversely affects any of the Products and Services, (ii) causes Bridge to incur significant costs for any Products and Services (a write-down of equipment or equipment-related assets being a cost for purposes of this Subsection), (iii) prevents proper operation of any Bridge equipment, or (iv) prevents any Products and Services from meeting any Performance Specification, Bridge shall have the right to terminate any adversely affected Products and Services pursuant to Section 5. Sprint shall provide advance notification to Bridge of any such modification or reprovisioning.

19.      Proprietary Rights; License.

         (a) Sprint hereby grants to Bridge a non-exclusive and non-transferable license to use all programming and software necessary for Bridge to use the Products and Services. Such license is granted for the term of this Agreement and for the sole purpose of enabling Bridge to use the Products and Services.

         (b) All title and property rights (including intellectual property rights) to Products and Services (including associated programming and software) are and shall remain with Sprint. Bridge shall not attempt to examine, copy, alter, "reverse engineer," tamper with or otherwise misuse such Products and Services, programming and software. Bridge accepts title to the Equipment and risk of loss of Equipment FOB destination.

20.      Confidentiality.

         (a) During the term of this Agreement and for a period of five (5) years from the date of its expiration or termination or the expiration or termination of all extensions thereto, each party agrees to maintain in strict confidence all Confidential Information. Neither party shall, without prior written consent,

Bridge/Sprint Confidential               -14-                   January 30, 1995
use the other party's Confidential Information for any purpose other than for the performance of its duties and obligations under this Agreement. Each party shall use, and cause all authorized recipients of the other party's Confidential Information to use, the same degree of care to protect the other party's Confidential Information as it uses to protect its own.

         (b) Notwithstanding Subsection (a), either party may disclose the Confidential Information of other party to: (i) its employees and the employees, directors and officers of its affiliates as necessary to implement this Agreement; (ii) employees, agents or representatives of the other party; or
(iii) other persons (including counsel, consultants, lessors or managers of facilities or equipment used by such party) in need of access to such information for purposes specifically related to either party's responsibilities under this Agreement, provided that any disclosure of Confidential Information under clause (iii) shall be made only upon the prior written approval of the other party and subject to appropriate assurances that the recipient of such information shall hold it in strict confidence.

         (c) Upon the request of the party having proprietary rights to Confidential Information, the party in possession of such information shall promptly return it (including any copies, extracts and summaries thereof) to the requesting party, or, with the other party's written consent, shall promptly destroy it and provide the other party with written certification of same.

         (d) Either party may request in writing that the other party waive all, or any portion, of the requesting party's responsibilities relative to the other party's Confidential Information. Such waiver request shall identify the affected information and the nature of the proposed waiver. The recipient of the request shall respond within a reasonable time, and if, in its sole discretion, it determines to grant the requested waiver, it will do so in writing over the signature of an employee authorized to grant such request.

         (e) Bridge and Sprint acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to determine, thus potentially making any remedy at law or in damages inadequate. Each party, therefore, agrees that the other party shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Section and for any other appropriate relief. This right shall be in addition to any other remedy available in law or equity.

         (f) A party requested or ordered by a court order or other governmental authority of competent jurisdiction to disclose another party's Confidential Information shall notify the other party in advance of any such disclosure and, absent the other party's consent to such disclosure, use its best efforts to resist and to assist the other party in resisting such disclosure. A party providing another

Bridge/Sprint Confidential               -15-                   January 30, 1995
party's Confidential Information to a court or other governmental authority shall use its best efforts to obtain a protective order or comparable assurance that the Confidential Information so provided will be held in confidence and not further disclosed to any other person, absent the owner's prior consent.

21.      Indemnification.

         (a) Sprint shall defend, settle, or otherwise manage its own cost and expense any claim or action against Bridge or any of its directors, officers, employees or permissible assigns for actual or alleged infringement of any patent, copyright, trademark, trade secret, or similar proprietary right to the extent that such claim or action arises from Bridge's use of the Products and Services. Bridge shall notify Sprint promptly in writing of any such claim or suit and shall cooperate with Sprint in a reasonable way to facilitate the settlement or defense thereof. Sprint further agrees to indemnify and hold Bridge harmless from and against and all liabilities and damages (whether incurred as the result of a judicial decree or a settlement), and the costs and expenses associated with any claim or action of the type identified in this Subsection.

         (b) If, as a consequence of a claim or action of the kind described in Subsection (a), Sprint's or Bridge's use of any Product or Service or related documentation is enjoined, Sprint shall, at its own option and expense, either:
(i) procure for Bridge the right to continue using the affected Product or Service or documentation; (ii) modify such Product or Service or documentation so that it is non-infringing (provided that such modification does not affect the intended use of the Product or Service or documentation as contemplated hereunder); or (iii) upon written notice to Bridge, substitute for such Product or Service or documentation a comparable, non-infringing service or documentation. If Sprint cannot do (i)-(iii) above, Bridge may terminate any affected Product or Service pursuant to Section 5, and Sprint shall refund to Bridge any prepaid charges therefor.

         (c) Sprint and Bridge will be indemnified and saved harmless by the other from and against all loss, liability, damage and expense, including reasonable counsel fees, caused by:

                  (i) Claims for libel, slander, invasion of privacy or infringement of copyright, and invasion and/or alteration of private records or data arising from any information, data, or messages transmitted over the network by Bridge; and

                  (ii) Claims for infringement of patents arising from the use of equipment and software, apparatus and systems not provided hereunder in connection with Products and Services.

Bridge/Sprint Confidential               -16-                   January 30, 1995

22.      Assignment.

         Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, which the other party may grant or withhold in its sole discretion. Notwithstanding the foregoing, either party may assign this Agreement or any or all of its rights and obligations hereunder, to its parent, any of its affiliates or subsidiaries upon notice to, but without the consent of, the other party. No assignment of this Agreement shall relieve either party of any obligations thereunder. Any attempted assignment in violation of this Section shall be void.

23.      Force Majeure.

         (a) In no event shall either party be liable to the other for any failure to perform hereunder that is due to war, riots, embargoes, strikes or other concerted acts of workers (whether Sprint's or others'), casualties, accidents or other causes beyond the control of the party claiming excuse. No failure to perform shall be excused under this Subsection unless such failure and the consequences thereof are beyond the control and without the fault or negligence of the party claiming excuse. Each party shall, with the cooperation of the other, use reasonable efforts to mitigate the extent of any failure to perform and the adverse consequences thereof.

         (b) If Sprint cannot promptly provide a suitable temporary Sprint alternative to a Product or Service subject to an Interruption in connection with the existence of a force majeure condition, Bridge may, at its option and at its own cost, contract with one or more third parties for any or all affected Products and Services for the shortest commercially available period likely to cover the reasonably expected duration of the Interruption, and may suspend Sprint's provision of such Products and Services for such period. Sprint shall not charge Bridge for any Products and Services thus suspended during the period of suspension. Sprint shall resume provision of the suspended Products and Services upon the later of the termination or expiration of Bridge's legally binding commitments under contracts with third parties for alternative services or the cessation or remedy of the force majeure condition.

         (c) In the event that a force majeure condition shall continue for more than sixty (60) days, Bridge may cancel the affected Products and Services with no further liability to Sprint other than for Products and Services received by it prior to the occurrence of the force majeure condition.

24.      Modifications.

         No modification, amendment, or supplement to the Agreement or any of its provisions shall be binding upon the parties unless made in writing and signed by an authorized representative of the party against whom enforcement thereof is sought. A failure or delay of either party to enforce any of the provisions of this

Bridge/Sprint Confidential               -17-                   January 30, 1995

Agreement, to exercise within the time specified (if any) any option provided herein, or to require performance of any provision hereof shall in no way be construed to be a waiver of such option or provision.

25.      Notices.

         All notices or other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be sufficiently given if delivered, in the case of disputes arising under this Agreement, by registered mail or overnight express mail service or, in all other cases, by first class mail as follows:

Notice to Sprint shall be to:    Sprint Communications Company
                                 13221 Woodland Park Road
                                 Herndon, Virginia  22170
                                 Attn:  Data Contracts Administration

Notice to Bridge shall be to:    Bridge Data Company
                                 717 Office Parkway
                                 St. Louis, MO  63141
                                 Attn:  Bernice Pennington

Either party may from time to time designate another address or other addresses by notice to the other party in compliance with this Section. Any notice or other communication shall be deemed to be given when received.

26.      Advertisement and Publicity.

         Neither Sprint nor Bridge shall use the name of the other in any publicity release, solicitation or promotional material, or advertisement without the prior written consent of the other. This prohibition includes use of the other's name, trademarks or logos or any other reference to the other party directly or indirectly in any advertising, sales presentation, news release, release to any professional or trade publication or for any other purpose. Each party may withhold consent under this Section in its sole discretion.

27.      Headings.

         The headings in this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

28.      Severability.

         If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the unaffected provisions of this Agreement shall be unimpaired and remain in full force and effect. Sprint and Bridge shall negotiate in good faith to

Bridge/Sprint Confidential               -18-                   January 30, 1995
substitute for such invalid, illegal, or unenforceable provision a mutually acceptable provision consistent with the original intention of the parties.

29.      Governing Law.

         This Agreement shall be construed and enforced in accordance with, and validity and performance hereof shall be governed by, the laws of the State of New York.

30.      Performance Pending Outcome of Disputes.

         (a) Pending the resolution of any dispute or controversy arising under this Agreement, Sprint shall continue to perform its obligations hereunder and shall not discontinue, disconnect, or in any other fashion cease to provide all or any substantial portion of the Products and Services to Bridge unless otherwise directed by Bridge.

         (b) This Section shall not apply where (i) Bridge is in default under this Agreement or (ii) the dispute or controversy between parties relates to harm to the Sprint network allegedly caused by Bridge and Bridge does not immediately cease and desist from the activity giving rise to the dispute or controversy.

31.      Entirety of Agreement.

         This Agreement, together with all Attachments, constitutes the entire Agreement and supersedes all previous agreements, promises, representations, understandings, and negotiations between the parties, whether written or oral, with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have caused this Agreement to be executed as of the date first above written.

SPRINT COMMUNICATIONS CO. L.P.            BRIDGE DATA COMPANY

                                          /s/ Charles A. Dill
----------------------------              --------------------------------
Signature                                 Signature




Bridge/Sprint Confidential               -19-                   January 30, 1995

                                          Charles A. Dill
----------------------------              --------------------------------
Printed Name                              Printed Name


                                          President & CEO
----------------------------              --------------------------------
Title                                     Title


                                          1/31/95
----------------------------              --------------------------------
Date                                      Date







Bridge/Sprint Confidential               -20-                   January 30, 1995

                                  ATTACHMENT C

                          SITE PREPARATION REQUIREMENTS

I        WELLFLEET AN ROUTER

         A.       PHYSICAL CHARACTERISTICS (TABLE TOP/RACK MOUNT)

         Height                             Width                                 Depth
         ------                             -----                                 -----
         3.33 inches (8.45 cm)              17.5 inches (44.45 cm)               9.15 inches (23.24 cm)

         B.       AIR PLENUM REQUIREMENTS

         Access Feeder Note                 Required Air Plenum                  Suggested Air Plenum
         ------------------                 -------------------                  --------------------
         Right side                         2 inches (5.1 cm)                    3 inches (7.6 cm)
         Left side                          2 inches (5.1 cm)                    3 inches (7.6 cm)
         Rear side                          6 inches (15.3 cm)                   6 inches (15.3 cm)

         C.       POWER REQUIREMENTS

           Voltage              Current           Frequency          Watts Max         Connector            Protection
           -------              -------           ---------          ---------         ---------            ----------
           100-240              1.0A @             47.63 Hz            97               Nema 5-15P          Fuse in power
           VAC                  110 VAC                                                 (USA)               Supply
                                                                                        Country
                                                                                        Specific

         D.       ENVIRONMENTAL REQUIREMENTS

         Altitude                   Operating Humidity                          Temperature
         --------                   ------------------                          -----------
         0-8,000 feet (0-2400m)     20%-80% non-condensing                      32 to 104 F
                                                                                (0-40 C) stable

II.      TELEBIT NETBLAZER PN

         A.       PHYSICAL SIZE                           2.4"H x 8.5"L x 13"D
                                                          (6cm x 22 cm x 33 cm)

         B.       WEIGHT                                  4lbs. (2 kg)

         C.       POWER REQUIREMENTS                      100-250VAC,
                                                          (50/60 Hz)

         D.       POWER CONSUMPTION                       25 Watts


--------------------------------------------------------------------------------
Bridge                                C-1                                1/30/95

                                  ATTACHMENT D

                     DOMESTIC INSTALLATION, MAINTENANCE, AND
                               MANAGEMENT SERVICES

This document describes the installation, maintenance, and management services provided by Sprint for Bridge's managed router network.

I.       INSTALLATION

Sprint will provide installation services for all routers, Telebit PN2DE Netblazers, and Telebit modems ordered from Sprint. Sprint reserves the rights to employ third party vendors for the actual on-site installation. Installation for fully managed routers consists of:

         1. A physical or telephone site survey may be required prior to installation.

         2.       Collection  of  necessary  configuration  information  using a
                  Sprint provided router installation form (joint process between Sprint and the customer). Configuration information must be completed prior to the install and each site must be certified by Bridge as ready for installation. Physical and electrical requirements must be met for each site in accordance with standard requirements provided by Wellfleet and Telebit.

         3. Sprint will provide installation services for the Bridge owned Codex 3520 DSUs. Bridge will be responsible for de-installing these DSUs and shipping them to Bridge where a V.35 cable will be installed. Bridge will then send the DSU and cable to the Sprint Repair Depots (RDs). Bridge agrees to have one month's supply (approximately 80) DSUs in the RDs during the implementation period.

II.      MAINTENANCE PLANS

         A. WELLFLEET ROUTERS

         Maintenance Plans for Wellfleet routers include both software and hardware maintenance. The main differentiating factor between maintenance plans is the level of on-site hardware maintenance. The following list indicates the key differences in the various maintenance options. A detailed description of each option follows.


--------------------------------------------------------------------------------
Bridge                                D-1                                1/30/95

         Support Program:                        8 X 5 next business day on-site
                                                 remedial services

         Extended Plus Support Program:          24 X 7 with four hour response,
                                                 same day on-site remedial
                                                 services

         Both of the router maintenance plans provide the following services:

                  1)       Software Subscription Service:

                  The  customer   automatically   receives  new  major  software
                  releases, documentation updates and maintenance bulletins.

                  2)       24 X 7 Hot Line Support:

                  Sprint's Internet Network Service Center (INSC) is manned 24 hours per day, 365 days per year. Round the clock telephone support during network outages is provided. Sprint's INSC has access to Wellfleet's 24 X 7 emergency hotline service as needed.

                  3)       24 X 7 Dial-in Diagnostics:

                  A  Sprint   technician  from  the  INSC  will  dial  into  the
                  customer's equipment to help diagnose and correct problems. This is available 24 hours per day, 365 days per year.

                  4)       Help Desk and Configuration Support:

                  Sprint's Enterprise Internet Engineering (EIE) group provides configuration management services for fully managed routers.
                  Configuration management consultation is available during normal business hours. The EIE has access to Wellfleet's help desk as needed.

                  Services Specific to each support program are as follows:

                  5)       Support Program

                  Upon verification of a hardware related problem, Sprint's INSC will dispatch a certified technician to the customer site by the end of the next business day after the replacement equipment is delivered to the customer site. The technician will correct hardware malfunctions by replacing faulty components. All parts and labor are provided at no



--------------------------------------------------------------------------------
Bridge                                D-2                                1/30/95
                  additional charge when required to correct any equipment malfunction that is a result of normal use.

                  6)       Extended Plus Support Program:

                  24 X 7 with four hour response Same Day On-site Remedial Hardware Service: Upon Sprint's verification of a hardware related problem, Sprint's INSC will dispatch a certified technician to the distribution site the same day. The technician will diagnose and correct hardware malfunctions and replace faulty components if necessary. All parts and labor are provided at no additional charge when required to correct any equipment malfunction that is a result of normal use. Available 24 hours a day, 7 days a week, excluding Sprint defined holidays. Four hours response is the objective for sites within 50 miles of a Sprint designated service depot. On-site response time objectives begin when Sprint verifies the existence of a hardware related problem.

         B.       TELEBIT NETBLAZERS AND MODEMS

         Next Day On-site Remedial. Upon verification of a hardware related problems, Sprint's INSC will order the appropriate hardware and have it shipped to the Bridge site. A certified technician will be dispatched to the customer site by the end of the next business day after the replacement equipment is delivered to the customer site. The technician will correct the hardware malfunction by replacing the faulty unit.

         C.       CODEX 3520 DSU

         Next Day On-site Remedial. Sprint will maintain the Bridge owned Codex 3520 DSUs. Upon verification of a DSU problem, the INSC will order a DSU and associated V.35 cable from Sprint's inventory and have it shipped to the Bridge size. By the end of the next business day after the replacement equipment is delivered to the customer site, a Sprint technician will correct the hardware problem by replacing the faulty unit. Sprint will ship the faulty unit to the Bridge designated repair company. Bridge will be responsible for the costs associated with shipping the faulty unit to the repair company, the repair, and the shipment to Sprint's Regional Depot.

III.     NETWORK MANAGEMENT SERVICES

Sprint's  Network  Systems  Internet  Services  (NSIS)   organization   provides
customers with responsive, integrated management of services for the detection, reporting,



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analysis, and correction of troubles. This group is accountable to customers for the end-to-end management of network services. The Internet Network Service Center (INSC) is the group that actually monitors customer router networks. The Enterprise Internet Engineering (EIE) group is responsible for the configuration and design of a customers network. Sprint will provide Customer with router network management services including Single Point of Contact, Trouble Ticket Handling, Maintenance Coordination, 24 X 7 Proactive Network Monitoring and Fault Management, Out of Band Dial-in Network Management Access, Configuration Management, and Router Network Engineering.

         A.       SINGLE POINT OF CONTACT:

         24 hours per day, 7 days per week, 365 days a year, Sprint's Internet Network Service Center (INSC) provides a single point of contact for troubles (Routers and Transport) associated with the managed router service. Trouble reports are received from the customer's help desk via a domestic toll-free number.

         B.       TROUBLE TICKET HANDLING:

         A trouble ticket number will be provided to the customer Help Desk reporting trouble. For each trouble report, Sprint will maintain information about the trouble, the steps taken to resolve the trouble, and the final disposition of the trouble report. Customer representatives will be kept apprised of the status of service restoration actions. A trouble ticket will not be closed by Sprint until Bridge is satisfied that the problem has been corrected.

         C.       MAINTENANCE COORDINATION:

         The services of any third party vendors required to service portions of the managed router service will be coordinated by Sprint. The INSC will dispatch vendor technicians to perform on-site router maintenance as necessary. Any higher-level assistance will also be coordinated by the INSC.

         D.       OUT-OF-BAND DIAL-IN NETWORK MANAGEMENT ACCESS:

         Bridge is required to provide a standard business line for remote out-of-band dial-in to each customer site. V.32 compatible modems will be attached to the business line and an auxiliary port on the router. Sprint's INSC will then be able to dial in to customer routers. If a problem occurs where the INSC can no longer access the router in-band from the network management system, a technician will dial in to the affected router's modem port. The technician will then be able to check the router and its ports for trouble.



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         E.       NETWORK MONITORING AND FAULT MANAGEMENT:

         Sprint's INSC will provide network monitoring and fault management services 24 hours per day, 7 days per week, and 365 days per year. This includes the detection, isolation, diagnosis, and correction of network troubles. The INSC operates a Simple Network Management Protocol (SNMP) based management system which provides real-time, graphics-oriented network management of routers and associated communications links. This management system will be used for initial screening of all customer trouble reports. It is Sprint's objective to respond within 15 minutes of all detectable network events.

         F.       CONFIGURATION MANAGEMENT AND ROUTER NETWORK ENGINEERING:

         As part of the provisioning process, Sprint may conduct site surveys of user locations to develop data required for circuits and router installation. Pre-coordination with customer technical staff will ascertain information needed to properly configure the routers such as routing protocols, applications, traffic, connectivity requirements, and interfaces to be supported. Sprint will develop and maintain a company wide router structure, in terms of routing protocols, routing parameters and Interconnection schemes. Configurations for individual routers will also be developed and maintained as part of the life cycle maintenance/administration process.

         Sprint's Network Management Services apply from Sprint's network out to the LAN port on the routers.

         G.       PERFORMANCE STATISTICS

         Sprint will poll all routers in the network and obtain performance statistics and reports. These reports will be available to Bridge in an electronic form. Sprint will monitor these statistics on a daily basis for trends and potential problems.


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